UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2026

GBank Financial Holdings Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-42621	82-3869786
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9115 West Russell Road Suite 110
Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 851-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GBFH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On May 15, 2026, the board of directors (the “Board”) of GBank Financial Holdings Inc. (the “Company”) and the board of directors of the Company’s wholly owned bank subsidiary, GBank (“GBank”), approved the appointment of Jeff Newgard as President and Chief Executive Officer of GBank, effective June 8, 2026. In connection with this appointment, Edward M. Nigro, who currently serves as Executive Chairman and Chief Executive Officer of GBank, will continue to serve as Executive Chairman of GBank.

Mr. Newgard, age 54, most recently served as Chairman, President and Chief Executive Officer of Bank of Idaho since July 2015. Prior to joining Bank of Idaho, Mr. Newgard served as Executive Vice President and Eastern Region President of HomeStreet Bank from November 2013 through June 2015. Prior to HomeStreet Bank, Mr. Newgard served as President and Chief Executive Officer of Yakima National Bank from January 2005 through October 2013, and as Columbia Region President of American West Bank from August 2003 through December 2004. Mr. Newgard also currently serves as a director and the Chair of the Audit and Finance Committees of Jentzsch Kearl Farms, a prominent agricultural producer in Southern Idaho. Mr. Newgard received a Bachelor of Arts degree from Walla Walla College and a Master of Business Administration from Washington State University, and is a graduate of the Graduate School of Banking at Colorado.

In connection with his appointment, Mr. Newgard and GBank entered into an employment agreement, pursuant to which Mr. Newgard will receive a base salary of $500,000 annually. Mr. Newgard will also receive a sign-on bonus of $100,000, and Mr. Newgard has agreed to repay a pro-rata portion of such bonus should he voluntarily terminate his employment, or should GBank terminate his employment for cause, within one year following his start date. Mr. Newgard will be eligible to participate in the executive annual incentive bonus program and will be eligible to receive cash compensation of up to 50% percent of his base salary, subject to achievement of certain financial and business performance targets. Pursuant to his employment agreement, Mr. Newgard is guaranteed a target bonus of 50% of his base salary for the 2026 fiscal year if his employment commences on or about June 8, 2026.

In addition, Mr. Newgard will be granted an award of 20,000 shares of restricted stock, subject to a three-year vesting. Mr. Newgard will also be reimbursed for up to $50,000 for his costs to relocate from Boise, Idaho to Las Vegas, Nevada, as well as $115,000 for realtor fees and closing costs in connection with housing, both subject to certain conditions of repayment.

There are no family relationships between Mr. Newgard and any of the Company or GBank’s current directors or executive officers. There are no arrangements or understandings between Mr. Newgard and any other persons pursuant to which he was appointed to his position. Mr. Newgard does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Newgard’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Resignation of Director

On May 19, 2026, A. Lee Finley resigned from his position as a member of the Board of Directors of GBank Financial Holdings Inc. effective immediately.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated May 19, 2026 of GBank Financial Holdings Inc.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GBANK FINANCIAL HOLDINGS INC.

Date:	May 19, 2026	By:	/s/ Edward M. Nigro
Edward M. Nigro Executive Chairman and Chief Executive Officer